Exhibit 3

Mercury News editorial: Yahoo’s Scott Thompson should resign

Mercury News

May 8, 2012

Mercury News Editorial

The Mercury News was named best large newspaper in the state last weekend by the California Newspaper Publishers Association, which also showered a number of other awards on us. Our news story about them listed one of the awards as the Nobel Prize for Literature.

This was inadvertent. We're very sorry about it.

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No, we couldn't get away with that. And neither can Yahoo CEO Scott Thompson, who has included a computer science degree among his credentials in Securities and Exchange Commission filings.

Thompson should resign. Yahoo has enough problems without this hanging over its corporate head.

Read the rest of the article here: http://www.mercurynews.com/opinion/ci_20574989/mercury-news-editorial-yahoos-scott-thompson-should-resign

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